Exhibit (g)(6)

Appendix A

PORTFOLIOS COVERED UNDER THIS AGREEMENT

December 29, 2011

BMO Pyrford International Stock Fund

BMO Lloyd George Emerging Markets Equity Fund

BMO Pyrford Global Strategic Return Fund